Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is effective as of September 12, 2018 (“Effective Date”), by and between DiaMedica USA, Inc. a Delaware corporation (the “Company”), and Rick Pauls, an individual (“Executive”). The Company and Executive are sometimes referred to as the “Parties” or “Party” in this Agreement, and the Company may designate the parent company of the Company or a subsidiary to be the employer of the Executive.

In consideration of the mutual promises, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	EMPLOYMENT AND DUTIES.

A.     Job Title and Responsibilities. The Company hereby employs Executive, and Executive hereby agrees to be employed, as President and Chief Executive Officer (together with such other position or positions consistent with Executive’s title as the Company’s Board of Directors (the “Board”) may specify from time to time), reporting to the Board and will have such duties and responsibilities commensurate with such title. In addition, Executive will also serve as President and Chief Executive Officer of Parent and all operating subsidiaries of Parent.

B.     Full-Time Best Efforts. Executive agrees to devote Executive’s full professional time and attention to the business of the Company (and its subsidiaries, affiliates, or related entities) and the performance of Executive’s obligations under this Agreement, and will at all times faithfully, industriously and to the best of Executive’s ability, experience and talent, perform all of Executive’s obligations hereunder. Executive shall not, at any time during Executive’s employment by the Company, directly or indirectly, act as a partner, officer, director, consultant or Executive, or provide services in any other capacity to any other business enterprise that conflicts with the Company’s business or Executive’s duty of loyalty to the Company. Executive shall seek the written consent of the Company prior to accepting any outside board positions.

C.     Duty of Loyalty. Executive acknowledges that during Executive’s employment with the Company, Executive has participated in and will participate in relationships with existing and prospective clients, customers, partners, suppliers, service providers and vendors of the Company that are essential elements of the Company’s goodwill. The parties acknowledge that Executive owes the Company a fiduciary duty to conduct all affairs of the Company in accordance with all applicable laws and the highest standards of good faith, trust, confidence and candor, and to endeavor, to the best of Executive’s ability, to promote the best interests of the Company.

D.     Conflict of Interest. Executive agrees that while employed by the Company, and except with the advance written consent of the Board, Executive will not enter into, on behalf of the Company, or cause the Company or any of its affiliates to enter into, directly or indirectly, any transactions with any business organization in which Executive or any member of Executive’s immediate family may be interested as a shareholder, partner, member, trustee, director, officer, employee, consultant, lender or guarantor or otherwise; provided, however, that nothing in this Agreement shall restrict transactions between the Company and any company whose stock is listed on a national securities exchange or actively traded in the over-the-counter market and over which Executive does not have the ability to control or significantly influence policy decisions.

2.	COMPENSATION.

A.     Base Pay. The Company agrees to pay Executive gross annual compensation of $345,000 (“Base Salary”), less usual and customary withholdings, which shall be payable in arrears in accordance with the Company’s customary payroll practices. The Base Salary will be subject to normal periodic review, and such review will consider Executive’s contributions to the Company and the Company’s overall performance.

B.     Bonus and Incentive Compensation. Executive shall be eligible for discretionary bonus and incentive based compensation approved by the Board (or a committee thereof) from time to time at its sole discretion as to eligibility and timing of payments.

C.     Equity Award. Subject to approval by the Board (or a committee thereof), Executive shall be eligible to receive equity-based compensation awards from time to time as determined by the Board pursuant to the DiaMedica Therapeutics Inc. Stock Option Plan, or any successor plan thereto (such plan, the “Plan”). The type of equity award(s), grant timing and vesting terms will be in the sole discretion of the Board (or a committee thereof).

D.     Benefits. During Executive’s employment, Executive will be eligible to participate in the Company’s benefit programs, as governed by the terms of the official plan documents. Executive acknowledges that the Company may amend or terminate any of its benefit plans or programs at any time and for any reason. Executive will be eligible for paid time off or PTO per year, in accordance with the Company’s policies in effect from time to time.

E.     Clawback. Executive agrees that any incentive or other compensation or benefits provided by the Company under this Agreement or otherwise will be subject to recoupment or clawback by the Company under any applicable clawback or recoupment policy of the Company as may be in effect from time to time or as required by applicable law, regulation or stock exchange listing requirement.

3.	CONFIDENTIAL INFORMATION.

A.     Non-Disclosure, Non-Use and Definition of Confidential Information. Executive understands that during Executive’s employment relationship with the Company, the Company intends to provide Executive with information, including Confidential Information (as defined herein), without which Executive would not be able to perform Executive’s duties to the Company. Executive agrees, at all times during the term of Executive’s employment relationship and thereafter, to hold in strictest confidence, and not to use or disclose, except for the benefit of the Company to the extent necessary to perform Executive’s obligations to the Company, any Confidential Information that Executive obtains, accesses or creates during the term of the relationship, whether or not during working hours, until such Confidential Information becomes publicly and widely known and made generally available through no wrongful act of Executive or of others under confidentiality obligations as to the information involved. Executive understands that “Confidential Information” means information and physical material not generally known or available outside the Company and information and physical material entrusted to the Company by third parties under an obligation of non-disclosure or non-use or both. “Confidential Information” includes, without limitation, inventions, technical data, trade secrets, know-how, clinical data, regulatory information and strategies, marketing ideas or plans, research, product or service ideas or plans, business strategies, investments, investment opportunities, potential investments, market studies, industry studies, historical financial data, financial information and results, budgets, identity of customers, forecasts (financial or otherwise), possible or pending transactions, customer lists and domain names, price lists, and pricing methodologies. Any information that Executive knows or should reasonably know is Confidential Information, or that Employer treats as Confidential Information, will be presumed to be Confidential Information.

B.      Exceptions. At all times, both during Executive’s employment and after its termination, Executive will keep and hold all such Confidential Information in strict confidence and trust. Executive will not use or disclose any Confidential Information without the prior written consent of the Company, except as may be necessary to perform Executive’s duties as an Executive of the Company for the benefit of the Company. Executive may disclose information that Executive is required to disclose by valid order of a government agency or court of competent jurisdiction, provided that Executive will:

1.     Notify the Company in writing immediately upon learning that such an order may be sought or issued,

2.     Cooperate with the Company as reasonably requested if the Company seeks to contest such order or to place protective restrictions on the disclosure pursuant to such order, and

3.     Comply with any protective restrictions in such order and disclose only the information specified in the order.

C.       Return of Confidential Information. Upon termination of employment with the Company, Executive will promptly deliver to the Company all documents and materials of any nature pertaining to Executive’s work with the Company.

D.     Copyright Information. Executive agrees not to infringe the copyrights of the Company, its customers or third parties (including, without limitation, Executive’s previous employers, customers, etc.) by unauthorized or unlawful copying, modifying or distributing of copyrighted material, including plans, drawings, reports, financial analyses, market studies, computer software and the like.

4.	COVENANT NOT TO COMPETE.

A.      Non-Competition Covenant. Executive agrees that during the Restricted Period (as defined below), without the prior written consent of the Company, Executive shall not, directly or indirectly within the Territory (as defined below): (i) personally, by agency, as an Executive, independent contractor, consultant, officer, director, manager, agent, associate, investor (other than as a passive investor holding less than five percent (5%) of the outstanding equity of an entity), or by any other artifice or device, engage in any Competitive Business (as defined below), (ii) assist others, including but not limited to Executives of the Company, to engage in any Competitive Business, or (iii) own, purchase, finance or organize a Competitive Business.

B.        Definitions.

1.     “Competitive Business” means (i) any person, entity or organization which is engaged in, consulting regarding or engaged in the development, production, marketing or selling of any pharmaceutical-based product, process, technology, invention or service which resembles, competes with or is intended to resemble or compete with a product, process, technology, device, invention or service under or being considered for research or development or being promoted, marketed, sold or serviced by the Company or any subsidiary; or (ii) any other line of business that the Company or any subsidiary, is actively preparing to pursue at any time during the term of Executive’s employment with the Company and in which Executive is involved.

2.     “Territory” means the United States of America or locations where the Company is directly or indirectly developing or selling products or services.

3.     “Restricted Period” means the period of Executive’s employment with the Company and for a period of twelve (12) months following the termination of Executive’s employment.

5.	NON-SOLICITATION AND NON-INTERFERENCE COVENANTS.

A.      Non-Solicitation of Employees and Others. During the Restricted Period, (i) Executive shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee, consultant, independent contractor, vendor, supplier, or agent to terminate or otherwise adversely affect his or her employment or other business relationship (or prospective employment or business relationship) with the Company, and (ii) Executive shall not, directly or indirectly, solicit, recruit, or induce, or attempt to solicit, recruit or induce any employee to work for Executive or any other person or entity, other than the Company or its affiliates or related entities.

B.      Non-Solicitation of Customers. During the Restricted Period, Executive shall not, directly or indirectly, solicit, recruit, or induce any Customer (as defined below) for the purpose of (i) providing any goods or services related to a Competitive Business, or (ii) interfering with or otherwise adversely affecting the contracts or relationships, or prospective contracts or relationships, between the Company (including any related or affiliated entities) and such Customers. “Customer” means a person or entity with which Executive had contact or about whom Executive gained information while an employee of the Company, and to which the Company was selling or providing products or services, was in active negotiations for the sale of its products or services, or was otherwise doing business as of the date of the cessation of Executive’s employment with the Company or for whom the Company had otherwise done business within the twelve (12) month period immediately preceding the cessation of Executive’s employment with the Company.

6.	ACKNOWLEDGEMENTS. Executive acknowledges and agrees that:

A.     The geographic and duration restrictions contained in Sections 4 and 5 of this Agreement are fair, reasonable, and necessary to protect the Company’s legitimate business interests and trade secrets, given the geographic scope of the Company’s business operations, the competitive nature of the Company’s business, and the nature of Executive’s position with the Company;

B.     Executive’s employment creates a relationship of confidence and trust between Executive and the Company with respect to the Confidential Information, and Executive will have access to Confidential Information (including but not limited to trade secrets) that would be valuable or useful to the Company’s competitors;

C.     The Company’s Confidential Information is a valuable asset of the Company, and any violation of the restrictions set forth in this Agreement would cause substantial injury to the Company;

D.     The restrictions contained in this Agreement will not unreasonably impair or infringe upon Executive’s right to work or earn a living after Executive’s employment with the Company ends; and

E.     This Agreement is a contract for the protection of trade secrets under applicable law and is intended to protect the Confidential Information (including trade secrets) identified above.

7.	“BLUE PENCIL” AND SEVERABILITY PROVISION.

If a court of competent jurisdiction declares any provision of this Agreement invalid, void, voidable, or unenforceable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable and only in view of the parties’ express desire that the Company be protected to the greatest possible extent under applicable law from improper competition and the misuse or disclosure of trade secrets and Confidential Information. To the extent such a provision (or portion thereof) may not be reformed so as to make it enforceable, it may be severed and the remaining provisions shall remain fully enforceable.

8.	INVENTIONS.

A.     Inventions Retained and Licensed. Executive acknowledges and agrees that Executive has no rights in any Inventions (as that term is defined below) other than inventions and information created, discovered or developed by Executive, whether or not patentable or registrable under patent, copyright or similar statutes, made or conceived or reduced to practice or learned by Executive, either alone or with others before Executive’s employment with the Company, which list of inventions Executive has provided the Company in writing on or prior to the Effective Date (“Prior Inventions”). Executive shall not incorporate, or permit to be incorporated, any Prior Invention owned by Executive or in which he has an interest in a Company product, process or machine without the Company’s prior written consent. Notwithstanding the foregoing, if, in the course of Executive’s employment with the Company, Executive directly or indirectly incorporates into a Company product, process or machine a Prior Invention owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, world-wide license to make, have made, modify, use, create derivative works from and sell such Prior Invention as part of or in connection with such product, process or machine.

B.     Assignment of Inventions. Executive shall promptly make full, written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby irrevocably transfers and assigns, and agrees to transfer and assign, to the Company, or its designee, all Executive’s right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks (and all associated goodwill), mask works, or trade secrets, whether or not they may be patented or registered under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during Executive’s employment by the Company (the “Inventions”). Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with the Company and which may be protected by copyright are “Works Made For Hire” as that term is defined by the United States Copyright Act. Executive understands and agrees that the decision whether to commercialize or market any Invention developed by Executive solely or jointly with others is within the Company’s sole discretion and the Company’s sole benefit and that no royalty will be due to Executive as a result of the Company’s efforts to commercialize or market any such invention.

Executive recognizes that Inventions relating to Executive’s activities while working for the Company and conceived or made by Executive, whether alone or with others, within one (1) year after cessation of Executive’s employment, may have been conceived in significant part while employed by the Company. Accordingly, Executive acknowledges and agrees that such Inventions shall be presumed to have been conceived during Executive’s employment with the Company and are to be, and hereby are, assigned to the Company unless and until Executive has established the contrary.

The requirements of this Section 8B do not apply to any intellectual property for which no equipment, supplies, facility or trade secret information of the Company was used, and which was developed entirely on the Executive’s own time, and (i) which does not relate (x) directly to the Company’s business or (y) to the Company’s actual or demonstrably anticipated research and development or (ii) which does not result from any work the Executive performed for the Company.

C.     Maintenance of Records. Executive agrees to keep and maintain adequate and current written records of all Inventions made by Executive (solely or jointly with others) during Executive’s employment with the Company. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

D.     Patent, Trademark and Copyright Registrations. Executive agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights in any and all countries relating thereto, including, but not limited to, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company reasonably deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such inventions, and any copyrights, patents, trademarks, service marks, mask works, or any other intellectual property rights relating thereto. Executive further agrees that Executive’s obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or paper shall continue after termination or expiration of this Agreement or the cessation of Executive’s employment with the Company. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason, after reasonably diligent efforts, to secure Executive’s signature to apply for or to pursue any application for any United States or foreign patents, trademarks or copyright registrations covering inventions or original works of authorship assigned to the Company as above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive’s agent and attorney-in-fact to act for and in Executive’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, trademarks or copyright registrations thereon with the same legal force and effect as if executed by Executive; this power of attorney shall be a durable power of attorney which shall come into existence upon Executive’s mental or physical incapacity.

9.	SURVIVAL AND REMEDIES.

Executive’s obligations of nondisclosure, non-solicitation, non-interference, and non-competition under this Agreement shall survive the cessation of Executive’s employment with the Company and shall remain enforceable. In addition, Executive acknowledges that upon a breach or threatened breach of any obligation of nondisclosure, non-solicitation, non-interference, or non-competition of this Agreement, the Company may suffer irreparable harm and damage for which money alone cannot fully compensate the Company. Executive therefore agrees that upon such breach or threat of imminent breach of any such obligation, the Company shall be entitled to seek a temporary restraining order, preliminary injunction, permanent injunction or other injunctive relief, without posting any bond or other security, barring Executive from violating any such provision. This Section 9 shall not be construed as an election of any remedy, or as a waiver of any right available to the Company under this Agreement or the law, including the right to seek damages from Executive for a breach of any provision of this Agreement and the right to require Executive to account for and pay over to the Company all profits or other benefits derived or received by Executive as the result of such a breach, nor shall this Section 9 be construed to limit the rights or remedies available under state law for any violation of any provision of this Agreement.

10.	TERMINATION.

A.     Termination By Either Party. Either Party may terminate the Executive’s at-will employment at any time with or without notice, and with or without cause. Except as provided in this Section 10, upon termination of employment, Executive shall only be entitled to Executive’s accrued but unpaid Base Salary, any earned but unpaid bonus for the year prior to the date of termination, and other benefits earned under any Company-provided plans, policies and arrangements for the period preceding the effective date of the termination of employment. With respect to any earned but unpaid bonus for the year prior to the date of termination, the terms of which bonus plan require Executive to be an employee of the Company as of the date of payment, no payment will be made to Executive (or if applicable, the Executive’s beneficiary) if Executive’s employment with the Company terminates voluntarily by Executive, other than for Good Reason pursuant to Section 10C, or if Executive’s employment with the Company is terminated by the Company for Cause, but will be paid if Executive’s employment with the Company terminates due to Executive’s death or disability.

B.     Termination Without Cause. If the Company terminates Executive’s employment without Cause (defined below), Executive shall be entitled to receive, in addition to the amounts due under Section 10A, as continuing severance pay at a rate equal to Executive’s Base Salary, as then in effect, for twelve (12) months from the date of termination of employment, plus a lump-sum payment equal to a pro rata portion of Executive’s target annual bonus for the year in which the date of termination occurs (based on the date of termination), in each case, less all required tax withholdings and other applicable deductions, payable in accordance with the Company’s standard payroll procedures, commencing on the effective date of a Separation Agreement and Release of claims against the Company and after the end of any applicable rescission or revocation period, and provided that Executive has not revoked or rescinded (or attempted to revoke or rescind) any claims under such Release, in substantially the form of Exhibit A attached hereto, the timely execution and performance by Executive of which is specifically a condition to Executive’s receipt of any of the payments and benefits provided under this Section 10B; provided that (1) such Separation Agreement and Release shall be executed and be fully effective within sixty (60) days of the Executive’s termination of employment; (2) the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of termination of employment; and (3) Executive shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Section 10A. Subject to Executive’s execution and non-revocation of the Separation Agreement and Release, if Executive timely and effectively elects continuation coverage under the Company’s group health plan pursuant to COBRA or similar state law, the Company will pay or reimburse the premiums for such coverage of Executive (and Executive’s dependents, as applicable) at the same rate it pays for active employees for a period for twelve (12) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Executive ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the foregoing, any of the foregoing payments due under this Section 10B shall commence within seventy (70) days of Executive’s termination of employment, provided that if such seventy (70)-day period spans two (2) calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Executive’s timely execution of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Executive’s termination of employment, Executive shall be entitled to the immediate vesting of all outstanding equity awards then held by Executive.

C.     Termination Upon a Change in Control. If the Company or any successor in interest to the Company terminates Executive’s employment without Cause in connection with or within twelve (12) months after a Change in Control (defined below) or if Executive terminates Executive’s employment for Good Reason (defined below) within twelve (12) months after a Change in Control, Executive shall be entitled to receive, in addition to the amounts due under Section 10A, a lump-sum payment equal to eighteen (18) months of Executive’s Base Salary, as then in effect or as in effect immediately prior to a material reduction of Executive’s Base Salary which was the reason Executive resigned for Good Reason, plus a lump-sum payment equal to a pro rata portion of Executive’s target annual bonus for the year in which the date of termination occurs (based on the date of termination), in each case, less all tax withholdings and other applicable deductions the Company reasonably determines are required to be made, payable on the first regular payroll date after the effective date of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Executive’s termination of employment, in substantially the form of Exhibit A attached hereto, the execution and performance by Executive of which is specifically a condition to Executive’s receipt of any of the payments and benefits provided under this Section 10C; provided that Executive shall not be required to execute a release of any claims arising from the Company’s failure to comply with its obligations under Section 10A. Subject to Executive’s execution and non-revocation of the Separation Agreement and Release, if Executive timely and effectively elects continuation coverage under the Company’s group health plan pursuant to COBRA or similar state law, the Company will pay or reimburse the premiums for such coverage of Executive (and Executive’s dependents, as applicable) at the same rate it pays for active employees for a period for eighteen (18) months from the date of termination of employment; provided that the Company’s obligation to make such payments shall immediately expire if Executive ceases to be eligible for continuation coverage under COBRA or similar state law or otherwise terminates such coverage. Notwithstanding the previous provisions of this Section 10C, any payments due under this Section 10C shall commence within seventy (70) days of Executive’s termination of employment, provided that if such seventy (70)-day period spans two calendar years, payments shall commence in the latter calendar year. In addition to the foregoing and subject to Executive’s timely execution of a Separation Agreement and Release that has been executed and not revoked within any applicable rescission period that has expired within sixty (60) days of the Executive’s termination of employment, Executive shall be entitled to the immediate vesting of all outstanding equity awards then held by Executive. The payments and benefits described in this Section 10C are in lieu of, and not in addition to, the payments and benefits described in Section 10B, it being understood by Executive that he shall be paid and receive only one set of severance payments and benefits.

Notwithstanding any other provisions of this Agreement, if any “payments” (including, without limitation, any benefits or transfers of property or the acceleration of the vesting of any benefits) in the nature of compensation under any arrangement that is considered contingent on a “change in control” for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), together with any other payments that Executive has the right to receive from the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), such “payments” may, at Executive’s sole election, be reduced to the largest amount as will result in no portion of such “payments” being subject to the excise tax imposed by Section 4999 of the Code. Any reduction of the payments shall be made in the following order: (1) options with an exercise price above the fair market value of the stock, provided the options give rise to a payment; (2) pro rata among amounts that constitute deferred compensation under Code Section 409A; and (3) reduction of any remaining payments in the manner determined at the discretion of Executive.

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change in control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within sixty (60) calendar days after the date on which Executive’s right to a payment is triggered and the payment will be paid to Executive within seventy-four (74) calendar days of the date on which Executive’s right to a payment is triggered. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

D.      Termination for Cause, Death or Disability, or Resignation. If Executive’s employment with the Company terminates voluntarily by Executive, other than for Good Reason pursuant to Section 10C above, or if Executive’s employment with the Company is terminated by the Company for Cause or due to Executive’s death or disability, then payments of compensation by the Company to Executive hereunder will terminate immediately, except that Executive (or the Executive’s beneficiary if Executive’s termination is on account of death) will be entitled to the amounts due under Section 10A.

E.        Definitions.

1.       “Cause.” For all purposes under this Agreement, “Cause” is defined as (a) gross negligence or willful failure to perform Executive’s duties and responsibilities to the Company; (b) commission of any act of fraud, theft, embezzlement, financial dishonesty or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company; (c) conviction of, or pleading guilty or nolo contendere to, any felony or a lesser crime involving dishonesty or moral turpitude; (d) material breach by Executive of any of Executive’s obligations under this Agreement or any written agreement or covenant with the Company, including the policies adopted from time to time by the Company applicable to all Executives, that has not been cured within thirty (30) days of notice of such breach or (e) the Company terminates the employment of Executive in connection with a liquidation, dissolution or winding down of the Company.

2.        “Good Reason.” For all purposes under this Agreement, “Good Reason” is defined as Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (a) a material reduction of Executive’s duties, authority, reporting level, or responsibilities, relative to Executive’s duties, authority, reporting level, or responsibilities in effect immediately prior to such Change in Control; (b) a material reduction in Executive’s base compensation; or (c) the Company’s requiring of Executive to change the principal location at which Executive is to perform Executive’s services by more than fifty (50) miles. Executive will not resign for Good Reason without first providing the Company with written notice within thirty (30) days of the initial occurrence of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and providing Company a reasonable cure period of not less than thirty (30) days following the date of such notice and during which such condition has not been cured.

3.        “Change in Control.” For all purposes under this Agreement, a “Change in Control” will mean the occurrence of any of the following:

a.     the acquisition, other than from the Company or Parent (as defined below), by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then outstanding common shares, no par value (“Common Shares”), of DiaMedica Therapeutics Inc., a company organized under the laws of Canada (“Parent”), or the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by Parent or any of its subsidiaries, or any employee benefit plan (or related trust) of Parent or its subsidiaries, or any entity with respect to which, following such acquisition, more than fifty percent (50%) of, respectively, the then outstanding equity of such entity and the combined voting power of the then outstanding voting equity of such entity entitled to vote generally in the election of all or substantially all of the members of such entity’s governing body is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Shares and voting securities of Parent immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding Common Shares or the combined voting power of the then outstanding voting securities of Parent entitled to vote generally in the election of directors, as the case may be; or

b.     the consummation of a reorganization, merger or consolidation of Parent, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Shares and voting securities of Parent immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding Common Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation; or

c.     the sale or other disposition of all or substantially all of the assets of Parent; provided the occurrence under (a), (b) or (c), constitutes a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portions of the assets of a corporation” under Section 409A of the Code.

F.       No Other Benefits. In the event of a termination of Executive’s employment with the Company, the provisions of this Section 10 are Executive’s exclusive right to severance benefits and are in lieu of participation in any other severance policy or plan to which Executive might otherwise be entitled.

G.     Termination from any Offices Held. Upon Executive’s termination of employment with the Company, Executive agrees that and any and all offices held with Parent or any subsidiary, including the Company, if applicable, shall be automatically terminated. Executive agrees to cooperate with the Company and execute any documents reasonably required by the Company or competent authorities to effect this provision.

H.     Return of Company Property. All devices, records, reports, data, notes, compilations, lists, proposals, correspondence, specifications, equipment, drawings, blueprints, manuals, planners, calendars, schedules, discs, financial plans and information, or other recorded matter, whether in hard copy, electronic media or otherwise (including all copies or reproductions made or maintained, whether on the Company’s premises or otherwise), pertaining to Executive’s work for the Company, or relating to the Company or the Company’s Confidential Information, whether created or developed by Executive alone or jointly during Executive’s employment with the Company, are the exclusive property of the Company. Executive shall surrender the same (as well as any other property of the Company) to the Company upon its request or promptly upon the cessation of employment.

11.	NO CONFLICTING AGREEMENTS OR IMPROPER USE OF THIRD-PARTY INFORMATION.

During Executive’s employment with the Company, Executive shall not improperly use or disclose any Confidential information or trade secrets of any former employer or other person or entity, and Executive shall not bring on to the premises of the Company any unpublished document or Confidential information belonging to any such former employer, person or entity, unless consented to in writing by the former employer, person or entity. Executive represents that he has not improperly used or disclosed any Confidential information or trade secrets of any other person or entity during the application process or while employed or affiliated with the Company. Executive also acknowledges and agrees that he is not subject to any contract, agreement, or understanding that would prevent Executive from performing Executive’s duties for the Company or otherwise complying with this Agreement. To the extent Executive violates this provision, or Executive’s employment with the Company constitutes a breach or threatened breach of any contract, agreement, or obligation to any third party, Executive shall indemnify and hold the Company harmless from all damages, expenses, costs (including reasonable attorneys’ fees) and liabilities incurred in connection with, or resulting from, any such violation or threatened violation.

12.	GENERAL PROVISIONS.

A.     Governing Law; Consent To Personal Jurisdiction. The laws of the State of Minnesota shall govern the Executive’s employment and this Agreement without regard to conflict of laws principles. Executive and the Company each hereby consents to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning Executive’s employment or termination of employment, or arising from or related to this Agreement or any other agreement executed between Executive and the Company.

B.      Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth this entire Agreement between the Company (and any of its related or affiliated entities, officers, agents, owners or representatives) and Executive relating to the subject matter herein, and supersedes any and all prior discussions and agreements, whether written or oral, on the subject matter hereof, including without limitation that certain offer letter agreement dated as of January 28, 2010. To the extent that this Agreement may conflict with the terms of another written agreement between Executive and the Company, the terms of this Agreement will control.

C.     Modification. No modification of or amendment to this Agreement will be effective unless in writing and signed by Executive and an authorized representative of the Company.

D.       Waiver. The Company’s failure to enforce any provision of this Agreement shall not act as a waiver of its ability to enforce that provision or any other provision. The Company’s failure to enforce any breach of this Agreement shall not act as a waiver of that breach or any future breach. No waiver of any of the Company’s rights under this Agreement will be effective unless in writing. Any such written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

E.      Successors and Assigns. This Agreement shall be assignable to, and shall inure to the benefit of and bind, the Company’s, affiliates, subsidiaries, successors and assigns. Executive shall not have the right to assign Executive’s rights or obligations under this Agreement.

F.        Construction. The language used in this Agreement will be deemed to be language chosen by Executive and the Company to express their mutual intent, and no rules of strict construction will be applied against either Party.

G.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable, and all of which together shall constitute one agreement. Signatures of the parties that are transmitted in person or by facsimile or e-mail shall be accepted as originals.

H.      Further Assurances. Executive agrees to execute any proper oath or verify any document required to carry out the terms of this Agreement.

I.       Title and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement.

J.      Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address shown in the signature blocks below or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

K.     Code Section 409A. The amounts payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code (“Section 409A”). For purposes of Section 409A, any right to a series of installment payments is to be treated as a right to a series of separate payments. Any payments due under this Agreement on account of a termination of employment shall only be payable if the termination constitutes a “separation from service” within the meaning of Section 409A. To the extent that any such payments are determined to be deferred compensation subject to Section 409A, (i) the terms of this Agreement shall be interpreted to avoid incurring any penalties under Section 409A, and (ii) any payments due to a “specified Executive” of a publicly-traded company upon a separation from service shall be delayed until the first day of the seventh month following such separation from service. Notwithstanding the foregoing, in no event shall the Company be responsible for any taxes or penalties due under Section 409A.

13.	EXECUTIVE’S ACKNOWLEDGMENTS.

Executive acknowledges that he is executing this Agreement voluntarily and without duress or undue influence by the Company or anyone else and that Executive has carefully read this Agreement and fully understands the terms, consequences, and binding effect of this Agreement.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed this Employment Agreement as of the date first written above.

EXECUTIVE	DIAMEDICA USA, INC.

/s/ Rick Pauls	Print Name:	Richard Pilnik
Rick Pauls
Signature:	/s/ Richard Pilnik

Date:	9/14/18	Title:	Chairman of the Board

Address:	2 Carlson Parkway, Suite 260	Date:	9/14/18

Minneapolis, MN 55447

Email:	rpauls@diamedica.com

EXHIBIT A

FORM OF SEPARATION AGREEMENT AND RELEASE

This Separation Agreement (“Agreement”) and the Release, which is attached and incorporated by reference as Exhibit A (“Release”), are made by and between Rick Pauls (“Executive”), and DiaMedica USA, Inc., its affiliates, related or predecessor corporations, parent, subsidiaries, successors and assigns (“Employer”).

Employer and Executive (collectively, “Parties”) wish to end their employment relationship in an honorable, dignified and orderly fashion. Toward that end, the Parties have agreed to separate according to the following terms.

IN CONSIDERATION OF THIS AGREEMENT, THE PARTIES AGREE AS FOLLOWS:

1.      Termination. Executive’s employment shall end on a date and time Employer shall determine (“Termination Date”).

2.     Consideration. Employer shall, (1) after receipt of a fully executed Agreement and Release; (2) after expiration of all applicable rescission periods; and (3) provided Executive complies with Executive’s obligations under this Agreement, provide Executive with separation benefits (“Consideration”) in compliance with Executive’s Employment Agreement attached as Exhibit B:

3.     Termination of Benefits. Except as otherwise provided by this Agreement, Executive’s participation in Employer’s employee benefits, bonus, and all other compensation or commission plans, will terminate on the Termination Date, unless otherwise provided by law, or benefit plan. Executive shall receive no compensation or benefits under such plans, except as specifically provided in Section 2 of this Agreement.

4.     Execution of Agreement and Release of all Claims. Executive agrees to fully execute this Agreement, and the Release attached as Exhibit A, releasing any and all actual or potential claims which may have arisen at any time during Executive’s employment with or termination from employment with Employer. Executive’s failure to execute this Agreement and/or Release, or any attempt to rescind this Agreement or that Release, shall terminate this Agreement, and the Parties’ respective rights and obligations under this Agreement.

5.     Satisfactory Performance and Cooperation During Transition. Executive shall fully cooperate with Employer in responding to questions, providing assistance and information, and defending against claims of any type, and will otherwise assist Employer as Employer may request through Executive’s Termination Date (“Transition Period”). More specifically:

a.     During the Transition Period, Executive shall reasonably cooperate with Employer as it meets and otherwise communicates/works, with Employer’s employees, customers, strategic relationships, consultants, and vendors on the transition of Executive’s duties to other individuals. Executive shall be available, upon reasonable notice, during business hours to respond to Employer’s questions and electronic communications. Employer shall reimburse Executive for Executive’s reasonable out-of-pocket expenses (such reimbursement shall not include compensation for any such time or Executive’s attorney’s fees) incurred in accordance with this Section upon submission of receipts to Employer for such expenses.

b.     Executive shall not, absent Employer’s specific approval, initiate any form of communication with Employer’s employees, customers or strategic partners regarding Employer, Employer’s products or employees, and shall communicate with such persons in the above capacity only in conjunction with person(s) who Employer has designated to participate in such communications.

6.     Stipulation of No Charges. Executive affirmatively represents that Executive has not filed nor caused to be filed any charges, claims, complaints, or actions against Employer before any federal, state, or local administrative agency, court, or other forum. Except as expressly provided in this Agreement or required by law, Executive acknowledges and agrees that Executive has been paid all wages, bonuses, compensation, benefits and other amounts that are due, with the exception of any vested right under the terms of a written ERISA-qualified benefit plan. Executive waives any right to any form of recovery or compensation from any legal action, excluding any action claiming this Agreement and Release violate the Age Discrimination in Employment Act (“ADEA”) and/or the Older Workers Benefit Protection Act (“OWBPA”), filed or threatened to be filed by Executive or on Executive’s behalf based on Executive’s employment, terms of employment, or separation from, Employer. Executive understands that any Consideration paid to Executive pursuant to this Agreement may be deducted from any monetary award Executive may receive as a result of a successful ADEA and/or OWBPA claim or challenge to this Agreement and Release. This does not preclude Executive from eligibility for unemployment benefits, and does not preclude or obstruct Executive’s right to file a Charge with the Equal Employment Opportunity Commission (“EEOC”).

7.     Return of Property. Executive shall return, on or before the Termination Date, all Employer property in Executive’s possession or control, including but not limited to any drawings, orders, files, documents, notes, computers, laptop computers, fax machines, cell phones, smart devices, access cards, fobs, keys, reports, manuals, records, product samples, correspondence and/or other documents or materials related to Employer’s business that Executive has compiled, generated or received while working for Employer, including all electronically stored information, copies, samples, computer data, disks, or records of such materials. Executive must return to Employer, and Executive shall not retain, any Employer property as previously defined in this section.

8.     Agreement Not to Seek Future Employment. Executive agrees that Executive will never knowingly seek nor accept employment or a consulting/independent contractor relationship with Employer, nor any other entity owned by Employer, either directly or through a consulting firm.

9.       Withholding for Amounts Owed to Employer. Execution of this Agreement shall constitute Executive’s authorization for Employer to make deductions from Executive’s Consideration, for Executive’s indebtedness to Employer, or to repay Employer for unaccrued vacation or other Paid Time Off already taken, Executive purchases, wage or benefit overpayment, or other Employer claims against Executive, to the extent permitted by applicable law.

10.     Non-Disparagement. Executive agrees that, unless it is in the context of an EEOC or other civil rights or other government enforcement agency investigation or proceeding, Executive will make no critical, disparaging or defamatory comments regarding Employer or any Released Party, as defined in the Release, in any respect or make any comments concerning the conduct or events which precipitated Executive’s separation. Furthermore, Executive agrees not to assist or encourage in any way any individual or group of individuals to bring or pursue a lawsuit, charge, complaint, or grievance, or make any other demands against Employer or any Released Party. This provision does not prohibit Executive from participating in an EEOC or other civil rights or other government enforcement agency charge, investigation or proceeding, or from providing testimony or documents pursuant to a lawful subpoena or as otherwise required by law.

11.     Compliance with Employment Agreement and Protection of Confidential Information. Executive agrees to comply with the provisions of and the restrictions set forth in Executive’s Employment Agreement (Exhibit B), including without limitation the obligation not to use or disclose Confidential Information (as defined in the Employment Agreement).

12.    Confidentiality. It is the intent of Employer and Executive that the terms of this Agreement be treated as Confidential Information (as defined in the Employment Agreement), except to the extent this Agreement is required to be disclosed under applicable federal securities laws, as determined by Employer. Executive warrants that Executive has not and agrees that Executive will not in the future disclose the terms of this Agreement, or the terms of the Consideration to be paid by Employer to Executive as part of this Agreement, to any person other than Executive’s attorney, tax advisor, spouse, or representatives of any state or federal regulatory agency, who shall be bound by the same prohibitions against disclosure as bind Executive, and Executive shall be responsible for advising those individuals or agencies of this confidentiality provision. Executive shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall Executive now or in the future disclose the terms of this Agreement to any person, with the sole exception of communications with Executive’s spouse, attorney and tax advisor, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

13.     Invalidity. In case any one or more of the provisions of this Agreement or Release shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained in this Agreement and Release will not in any way be affected or impaired thereby.

14.     Non-Admissions. The Parties expressly deny any and all liability or wrongdoing and agree that nothing in this Agreement or the Release shall be deemed to represent any concession or admission of such liability or wrongdoing or any waiver of any defense.

15.     Governing Law. The laws of the State of Minnesota shall govern this Agreement without regard to conflict of laws principles. The Parties each hereby consent to the personal jurisdiction of the state courts located in Hennepin County, State of Minnesota, and the federal district court sitting in Hennepin County, State of Minnesota, if that court otherwise possesses jurisdiction over the matter, for any legal proceeding concerning or related to this Agreement.

16.     Voluntary and Knowing Action. Executive acknowledges that Executive has had sufficient opportunity to review the terms of this Agreement and attached Release, and that Executive has voluntarily and knowingly entered into this Agreement. Employer shall not be obligated to provide any Consideration to Executive pursuant to this Agreement in the event Executive elects to rescind/revoke the Release. The Release becomes final and binding on the Parties upon expiration of the rescission/revocation period, provided Executive has not exercised Executive’s option to rescind/revoke the Release. Any attempt by Executive to rescind any part of the Release obligates Executive to immediately return all Consideration under this Agreement to counsel for Employer.

17.     Legal Counsel and Fees. Except as otherwise provided in this Agreement and the Release, the Parties agree to bear their own costs and attorneys’ fees, if any. Executive acknowledges that Employer, by this Agreement, has advised him that Executive may consult with an attorney of Executive’s choice prior to executing this Agreement and the Release. Executive acknowledges that Executive has had the opportunity to be represented by legal counsel during the negotiation and execution of this Agreement and the Release, and that Executive understands Executive will be fully bound by this Agreement and the Release.

18.     Modification. This Agreement may be modified or amended only by a writing signed by both Employer and Executive.

19.     Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties’ respective successors and assigns.

20.     Notices. All notices and communications that are required or permitted to be given under this Agreement shall be in writing and shall be sufficient in all respects if given and delivered in person, by electronic mail, by facsimile, by overnight courier, or by certified mail, postage prepaid, return receipt requested, to the receiving Party at such Party’s address below or to such other address as such Party may have given to the other by notice pursuant to this Section. Notice shall be deemed given (i) on the date of delivery in the case of personal delivery, electronic mail or facsimile, or (ii) on the delivery or refusal date as specified on the return receipt in the case of certified mail or on the tracking report in the case of overnight courier.

If to Employer:	DIAMEDICA USA, INC.
Attention: Chief Executive Officer
Two Carlson Parkway, Suite 260
Minneapolis, MN 55447

With a copy to:	Amy E. Culbert
Fox Rothschild LLP
Campbell Mithun Tower - Suite 2000
222 South Ninth Street
Minneapolis, MN 55402-3338

If to Executive:	Rick Pauls
______________________________
______________________________
______________________________

21.      Waivers. No failure or delay by either Party in exercising any right or remedy under this Agreement will waive any provision of this Agreement.

22.      Miscellaneous. This Agreement may be executed simultaneously in counterparts, each of which shall be an original, but all of which shall constitute but one and the same agreement.

23.     Entire Agreement. Except for any continuing, post-employment, obligations under Exhibit B, or employment related Employer policy, or as otherwise provided in this Agreement, this Agreement, the attached Release, and Exhibit B are the entire Agreement between Employer and Executive relating to Executive’s employment and separation. Executive understands that this Agreement and the Release cannot be changed unless it is done in writing and signed by both Employer and Executive.

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EXECUTIVE

Rick Pauls

Dated: ___________, 20____

DIAMEDICA USA, INC.

By:

Its:

Dated: ___________, 20____

EXHIBIT A

RELEASE

I.	Definitions. I, Rick Pauls, intend all words used in this release (“Release”) to have their plain meanings in ordinary English. Technical legal words are not needed to describe what I mean. Specific terms I use in this Release have the following meanings:

	A.	“I,” “Me,” and “My” individually and collectively mean Rick Pauls and anyone who has or obtains or asserts any legal rights or claims through Me or on My behalf.

	B.	“Employer” as used in this Release, shall at all times mean DiaMedica USA, Inc. and any affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns.

C.

“Released Party” or “Released Parties” as used in this Release, shall at all times mean DiaMedica USA, Inc. and its affiliates, related or predecessor corporations, parent corporations, subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, and its affiliates, related or predecessor corporations, parent corporations or subsidiaries, successors and assigns, present or former officers, directors, shareholders, agents, employees, representatives and attorneys, whether in their individual or official capacities, benefit plans and plan administrators, and insurers, insurers’ counsel, whether in their individual or official capacities, and the current and former trustees or administrators of any pension, 401(k), or other benefit plan applicable to the employees or former employees of Employer, in their official and individual capacities.

D.

“My Claims” mean any and all of the actual or potential claims of any kind whatsoever I may have had, or currently may have against Employer or any Released Party, whether known or unknown, that are in any way related to My employment with or separation from employment with Employer, including, but not limited to any claims for: invasion of privacy; breach of written or oral, express or implied, contract; fraud; misrepresentation; violation of the Age Discrimination in Employment Act of 1967 (“ADEA”), 29 U.S.C. § 626, as amended; the Genetic Information Nondiscrimination Act of 2008 (“GINA”), 42 U.S.C. § 2000, et seq., the Older Workers Benefit Protection Act of 1990 (“OWBPA”), 29 U.S.C. § 626(f), Title VII of the Civil Rights Act of 1964 (“Title VII”), 42 U.S.C. § 2000e, et seq., the Americans with Disabilities Act (“ADA”), 29 U.S.C. § 2101, et seq., and as amended (“ADAAA”), the Executive Retirement Income Security Act of 1974 (“ERISA”), as amended, 29 U.S.C. § 1001, et seq., Equal Pay Act (“EPA”), 29 U.S.C. § 206(d), the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101, et seq., the Family and Medical Leave Act (“FMLA”), 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 141, et seq., the False Claims Act, 31 U.S.C. § 3729, et seq., Anti-Kickback Statute, 42 U.S.C. § 1320a, et seq., the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., Minn. Stat. § 181, et seq., the Minnesota Whistleblower Act, Minn. Stat. § 181.931, et seq., or any and all other Minnesota, and other state human rights or fair employment practices statutes, administrative regulations, or local ordinances, and any other Minnesota or other federal, state, local or foreign statute, law, rule, regulation, ordinance or order, all as amended. This includes, but is not limited to, claims for violation of any civil rights laws based on protected class status; claims for assault, battery, defamation, intentional or negligent infliction of emotional distress, breach of the covenant of good faith and fair dealing; promissory estoppel; negligence; negligent hiring; retention or supervision; retaliation; constructive discharge; violation of whistleblower protection laws; unjust enrichment; violation of public policy; and, all other claims for unlawful employment practices, and all other common law or statutory claims.

____________________

EXECUTIVE INITIALS

Ex. A-1

II.

Agreement to Release My Claims. Except as stated in Section V of this Release, I agree to release all My Claims and waive any rights to My Claims. I also agree to withdraw any and all of My charges and lawsuits against Employer; except that I may, but am not required to, withdraw or dismiss, or attempt to withdraw or dismiss, any charges that I may have pending against Employer with the Employment Opportunity Commission (“EEOC”) or other civil rights enforcement agency. In exchange for My agreement to release My Claims, I am receiving satisfactory Consideration from Employer to which I am not otherwise entitled by law, contract, or under any Employer policy. The Consideration I am receiving is a full and fair consideration for the release of all My Claims. Employer does not owe Me anything in addition to what I will be receiving according to the Separation Agreement which I have signed.

III.

Unknown Claims. In waiving and releasing any and all actual, potential, or threatened claims against Employer, whether or not now known to me, I understand that this means that if I later discover facts different from or in addition to those facts currently known by me, or believed by me to be true, the waivers and releases of this Release will remain effective in all respects – despite such different or additional facts and my later discovery of such facts, even if I would not have agreed to the Separation Agreement and this Release if I had prior knowledge of such facts.

IV.

Confirmation of No Claims, Etc. I am not aware of any other facts, evidence, allegations, claims, liabilities, or demands relating to alleged or potential violations of law that may give rise to any claim or liability on the part of any Released Party under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the False Claims Act, the Anti-kickback Statute. I understand that nothing in this Release interferes with My right to file a complaint, charge or report with any law enforcement agency, with the Securities and Exchange Commission (“SEC”) or other regulatory body, or to participate in any manner in an SEC or other governmental investigation or proceeding under any such law, statute or regulation, or to require notification or prior approval by Employer of any such a complaint, charge or report.  I understand and agree, however, that I waive My right to recover any whistleblower award under the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or other individual relief in any administrative or legal action whether brought by the SEC or other governmental or law enforcement agency, Me, or any other party, unless and to the extent that such waiver is contrary to law.  I agree that the Released Parties reserve any and all defenses which they might have against any such allegations or claims brought by Me or on My behalf. I understand that Employer is relying on My representations in this Release and related Separation Agreement.

____________________

EXECUTIVE INITIALS

Ex. A-2

V.	Exclusions from Release.

A.	The term “Claims” does not include My rights, if any, to claim the following: unemployment insurance benefits; workers compensation benefits; claims for My vested post-termination benefits under any 401(k) or similar retirement benefit plan; My rights to group medical or group dental insurance coverage pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”); My rights to enforce the terms of this Release; or My rights to assert claims that are based on events occurring after this Release becomes effective.

B.

Nothing in this Release interferes with My right to file or maintain a charge with the Equal Employment Opportunity Commission or other local civil rights enforcement agency or participate in any manner in an EEOC or other such agency investigation or proceeding. I, however, understand that I am waiving My right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC or other civil rights enforcement agency, Me, or any other party.

C.	Nothing in this Release interferes with My right to challenge the knowing and voluntary nature of this Release under the ADEA and/or OWBPA.

D.

I agree that Employer reserves any and all defenses, which it has or might have against any claims brought by Me. This includes, but is not limited to, Employer’s right to seek available costs and attorneys’ fees as allowed by law, and to have any monetary award granted to Me, if any, reduced by the amount of money that I received in consideration for this Release.

____________________

EXECUTIVE INITIALS

Ex. A-3

VI.

Older Workers Benefit Protection Act. The Older Workers Benefit Protection Act applies to individuals age 40 and older and sets forth certain criteria for such individuals to waive their rights under the Age Discrimination in Employment Act in connection with an exit incentive program or other employment termination program. I understand and have been advised that, if applicable, the above release of My Claims is subject to the terms of the OWBPA. The OWBPA provides that a covered individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. If I am a covered individual, I acknowledge that I have been advised of this law, and I agree that I am signing this Release voluntarily, and with full knowledge of its consequences. I understand that Employer is giving Me twenty-one (21) days from the date I received a copy of this Release to decide whether I want to sign it. I acknowledge that I have been advised to use this time to consult with an attorney about the effect of this Release. If I sign this Release before the end of the twenty-one (21) day period it will be My personal, voluntary decision to do so, and will be done with full knowledge of My legal rights. I agree that material and/or immaterial changes to the Separation Agreement or this Release will not restart the running of this consideration period. I also acknowledge that the Separation Agreement, this Release and any other attachments or exhibits have each been written in a way that I understand.

VII.

Right to Rescind and/or Revoke. I understand that insofar as this Release relates to my rights under the Age Discrimination in Employment Act, it shall not become effective or enforceable until seven (7) days after I sign it. I also have the right to rescind (or revoke) this Release insofar as it extends to potential claims under the ADEA by written notice to Employer within seven (7) calendar days following my signing this Release, and within fifteen (15) calendar days as to waiver of claims under the Minnesota Human Rights Act (the “Rescission Period”). Any such rescission (or revocation) must be in writing and hand-delivered to Employer or, if sent by mail, postmarked within the applicable time period, sent by certified mail, return receipt requested, and addressed as follows:

A.	post-marked within the seven (7) day Rescission Period or, if applicable, fifteen (15) day Rescission Period;

B.	properly addressed to DiaMedica USA, Inc., Attention: Chief Executive Officer, Two Carlson Parkway, Suite 260, Minneapolis, MN 55447; and

C.	sent by certified mail, return receipt requested.

____________________

EXECUTIVE INITIALS

Ex. A-4

I understand that the Consideration I am receiving for settling and releasing my Claims is contingent upon my agreement to be bound by the terms of this Release. Accordingly, if I decide to revoke this Release as provided herein, I understand that I am not entitled to the Consideration offered in the Separation Agreement. I further understand that if I attempt to revoke my release of ADEA, MHRA or any other claims, I must immediately return to the Employer any Consideration that I may have received under my Separation Agreement.

VIII.	I Understand the Terms of this Release. I have had the opportunity to read this Release carefully and understand all its terms. I have had the opportunity to review this Release with My own attorney. In agreeing to sign this Release, I have not relied on any oral statements or explanations made by Employer, including its employees or attorneys. I understand and agree that this Release and the attached Agreement contain all the agreements between Employer and Me. We have no other written or oral agreements.

Rick Pauls

Dated: ____________, 20____

____________________

EXECUTIVE INITIALS

Ex. A-5

EXHIBIT B

AGREEMENT